Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-106441, 333-98765, 333-62868, 333-38072, 333-33946, 333-91451, 333-88719, 333-85031, 333-53153, 333-52349, 333-52347, 333-52345, 333-116661) and Form S-3 (No. 333- 85628) of Visual Networks, Inc. of our report dated March 30, 2004, except for Note 2, as to which the date is March 15, 2005, relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 30, 2004, except for Note 2, as to which the date is March 15, 2005, relating to the financial statement schedule, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in the Annual Report to Shareholders, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

McLean, Virginia

March 15, 2005

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